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                                                   Exhibit (10)-10
                                                   Unicom Corporation
                                                   Form 10-K File No. 1-11375
                                                   Commonwealth Edison Company
                                                   Form 10-K File No. 1-1839


                              UNICOM CORPORATION
           1996 VARIABLE COMPENSATION AWARD FOR MANAGEMENT EMPLOYEES
             UNDER THE UNICOM CORPORATION LONG-TERM INCENTIVE PLAN


          Unicom Corporation, an Illinois corporation (the "Company"), hereby grants to each employee described in Section 1 hereof (each, an "Employee"), as of January 1, 1996 (the "Grant Date"), in accordance with the provisions of the Unicom Corporation Long-Term Incentive Plan (the "Plan"), a performance unit award (each, an "Award"), expressed as a number of performance units, in the amount and upon and subject to the restrictions, terms and conditions set forth below and in Appendices A and B attached hereto. Capitalized terms not defined herein shall have the meanings specified in the Plan.

          1. Recipients of Awards. Subject in all respects to the provisions hereof, recipients of Awards hereunder shall consist of each employee of Commonwealth Edison Company ("ComEd") (other than (i) the Chairman, the Vice Chairman and the President and (ii) temporary employees) and of Commonwealth Edison Company of Indiana, Inc. ("ComEd/Indiana," and, together with ComEd, the "Employers") who is on the management or executive payroll during calendar year 1996.

          2. Base Unit. The Base Unit for each Award shall be the number which is equal to the number of dollars determined by multiplying the Base Pay (as defined herein) of the Employee receiving the Award by the conversion factor of 1.25% and rounding up to the nearest whole dollar. For purposes of calculating the Base Unit, "Base Pay" shall mean the sum of (i) the product of an Employee's monthly scheduled rate of pay, determined as of the close of the final pay period for calendar year 1996 (or such earlier pay period during 1996 in which the Employee's employment terminates), multiplied by 12, plus (ii) the income from such Employee's Deferred Compensation Units (whether such Units were granted by the Company or by ComEd) if such Employee is in the "Group" or "Executive" categories of employment.

          3. Payment Amount. The total amount payable in connection with an Award (the "Payment Amount") may consist solely of a cash payment (the "Cash Payment Amount") or may consist of a Cash Payment Amount and a payment of Common Stock (the "Stock Payment Amount"), as determined below. Interpolation shall

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be used in determining the number of performance units earned for goal achievement between the "Threshold" level and the "Distinguished" level.

          a. Cash Payment Amount. The Cash Payment Amount shall be the dollar amount computed by multiplying the Employee's Base Unit by the applicable performance unit set forth (i) in the cases of the "Rated" and "Group" categories of Employees, below under the column titled "Cash" that corresponds to such Employee's category of employment and the level of performance goals achieved as set forth in Appendix A attached hereto that are applicable to such Employee or (ii) in the case of the "Executive" category of Employees, in Appendix B under the column titled "Cash" that corresponds to (1) such Employee's name, if such Employee is named on Appendix B, or the line entry "Other Executive," if such Employee is not named on Appendix B, and (2) level of performance goals achieved as set forth in Appendix A attached hereto that are applicable to such Employee.

          b. Stock Payment Amount. The Stock Payment Amount shall be the dollar amount computed by multiplying the Employee's Base Unit by the applicable performance unit set forth (i) in the cases of the "Rated" and "Group" categories of Employees, below under the column titled "Stock" that corresponds to such Employee's category of employment and the level of performance goals achieved as set forth in Appendix A attached hereto that are applicable to such Employee, or (ii) in the case of the "Executive" category of Employees, in Appendix B under the column titled "Stock" that corresponds to (1) such Employee's name, if such Employee is named on Appendix B, or the line entry "Other Executive," if such Employee is not named on Appendix B, and (2) level of performance goals achieved as set forth in Appendix A attached hereto and that are applicable to such Employee.

                               PERFORMANCE UNITS
                               -----------------

                  THRESHOLD            TARGET         DISTINGUISHED
                  ---------            ------         -------------

CATEGORY        CASH    STOCK      CASH    STOCK      CASH    STOCK

 RATED          2.4       0          6       0         8.4     1.2

 GROUP          2.4       0          8       4         8       8

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          4.  Reduction of Payment Amount in Certain Instances.  In the event that:

          (a) an Employee (i) is first placed on the management or executive payroll after January 1, 1996, (ii) is on a leave of absence during 1996,
     (iii) retires under the pension plan of any one of the Employers during 1996, or (iv) dies during 1996, or

          (b) an Employee's employment with the Employers is terminated during 1996 as a result of (i) the sale of ComEd/Indiana's State Line generating plant located in Hammond, Indiana, (ii) the sale of ComEd's Kincaid generating plant located in Kincaid, Illinois, or (iii) ComEd's decision to have a third party provide the services provided by the functional group that includes such Employee, each of the Cash Payment Amount and the Stock Payment Amount will be a reduced amount equal to each of the amounts determined in Section 3 above multiplied by a fraction, the numerator of which is the number of days the Employee worked for one of the Employers during 1996 and the denominator of which is 366. In addition, in the event that an Employee is or becomes a participant in, or is eligible or becomes eligible to participate in, The ComEd Pension Fund Management Incentive Pay Plan or The ComEd Bulk Power Marketing Incentive Plan (such incentive plans are collectively referred to herein as the "Other Incentive Plans") during 1996, then each of the Cash Payment Amount and the Stock Payment Amount will be a reduced amount equal to each of the amounts determined in Section 3 above (subject to any adjustment required by the first sentence of this Section 4) multiplied by a fraction, the numerator of which is the number of days during which the Employee worked during 1996 and was not a participant in, or eligible to participate in, the Other Incentive Plans and the denominator of which is the number of days the Employee worked during 1996. Further, in the event that an Employee's hourly or salary compensation is paid or reimbursed by the Mid-America Interconnected Network ("MAIN") during 1996, then each of the Cash Payment Amount and the Stock Payment Amount will be a reduced amount equal to each of the amounts determined in Section 3 above (subject to any adjustment required by the first sentence of this Section 4) multiplied by a fraction, the numerator of which is the number of days during 1996 in respect of which such Employee's hourly or salary compensation was not paid or reimbursed by MAIN and the denominator of which is the number of days the Employee worked during 1996. For purposes of the preceding sentences, the number of days an Employee worked in 1996 shall include, solely in the cases of an Employee who retires under the pension plan of any one of the Employers or who dies, the full month in which the Employee retires or dies. For an Employee who is a part-time Employee described in clause (a) or (b) of the first sentence of this Section, the reduction provided in this Section shall be made after the reduction set forth in Section 5 is made.

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          5.  Reduction of Payment Amount for Part-Time Employees.  For an
Employee who is a part-time Employee, each of the Cash Payment Amount and the Stock Payment Amount will be a reduced amount equal to the amount determined above multiplied by a fraction, the numerator of which is the number of hours the Employee was scheduled to work during 1996 and the denominator of which is 2080 hours.

          6. Transfer of Employee from One Business Unit to Another Business Unit. In the event that an Employee is transferred from one Business Unit (as hereinafter defined) to another Business Unit during 1996, each of the Cash Payment Amount and the Stock Payment Amount will be determined on a prorated basis from each Business Unit. For purposes of this Section, "Business Unit" means the following corporate functions of the Employers: (a) commercial, (b) financial, (c) human resources, (d) corporate relations, (e) corporate resources, (f) law, (g) fuel/diversity/ethics, (h) fossil energy production, (i) nuclear energy production and (j) quality improvement programs.

          7. Stockholder Protection. Notwithstanding anything herein to the contrary, no amount shall be paid hereunder unless the following four conditions are satisfied:

          (a) The Company maintains regular quarterly cash dividends of at least $.40 per share of Common Stock during calendar year 1996 (adjusted for any stock-split, stock dividend or other similar event).

          (b) The aggregate amount actually incurred by the Employers for operations and maintenance expenditures for calendar year 1996 (calculated as provided in Section 12.5(b)) is less than $2,020 million.

          (c) The aggregate amount actually incurred by the Employers for capital expenditures for calendar year 1996 is less than $920 million (excluding (i) any capitalized charges associated with awards made or paid under the Plan, The ComEd Pension Fund Management Incentive Pay Plan, The ComEd Bulk Power Marketing Incentive Plan and any company-wide incentive pay plan or arrangement generally applicable to bargaining unit employees within ComEd and/or ComEd/Indiana, (ii) one half of any capitalized charges associated with any signing bonus and/or adders paid to members of Local 15 of the International Brotherhood of Electrical Workers in connection with the execution of their most recent collective bargaining agreement with ComEd, (iii) any capital expenditures associated with ComEd's accelerated nuclear expenditures (improvement program), and (iv) any additional capital expenditures due to the acceleration of ComEd's steam generator replacement program).

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          (d)  The earnings per share of Common Stock of the Company (calculated as provided in Section 12.5(a)) are not less than $3.00.

          8. Failure to Achieve "Meeting All Expectations" Rating. An Employee who fails to receive at least a "meeting all expectations" rating under the Performance Evaluation, Career Development and/or Succession Planning (or the equivalent thereof) with respect to performance in 1996 shall not receive any amount hereunder.

          9. Settlement of Awards. The Payment Amount, if any, will be paid to an Employee as soon as practicable after the Company's audited financial results are available for calendar year 1996. The number of shares of Common Stock payable to an Employee with respect to an Award shall be computed by dividing the Stock Payment Amount by the value of one share of Common Stock; provided, however, that shares that may become payable to an Employee hereunder shall not be issued if the aggregate number of shares payable to such Employee does not exceed five (and, in such case, cash shall be paid in an amount equal to the value of the shares that would have been issued but for this proviso). Fractional shares of Common Stock that may become payable to an Employee hereunder shall be awarded if the shares awarded to such Employee exceed five and are held in non-certificated, book-entry or electronic form; otherwise, any such fractional shares shall be paid in cash. For purposes of this Section, the value of a share of Common Stock shall be the average of the closing prices of a share of Common Stock as reported in The Wall Street Journal as New York Stock Exchange Composite Transactions during the last calendar quarter of 1996 (appropriately adjusted for any stock-split, stock dividend or other similar event).

          10. Termination of Employment. An Employee whose employment with the Employers is terminated prior to December 31, 1996 for any reason other as specified in clauses (a)(iii), (a)(iv), (b)(i), (b)(ii) or (b)(iii) of Section 4 shall not be entitled to any payment under the Plan.

          11. Rights as a Stockholder. No Employee shall have any rights as a stockholder of the Company with respect to any shares of Common Stock that may be payable hereunder unless and until such shares shall have been issued to such Employee or otherwise credited to an account for the benefit of such Employee.

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          12.  Additional Terms and Conditions of Award.

          12.1. Nontransferability of Award. In accordance with Section 13.5 of the Plan, no Award or other related benefit may, except as otherwise specifically provided by the Plan or by law, be transferable in any manner other than by will or the laws of descent and distribution, and any attempt to transfer any such Award or other benefit shall be void; provided, however, that the foregoing shall not restrict the ability of any Employee to transfer any cash or Common Stock received as part of the Payment Amount. In accordance with
Section 13.5 of the Plan, Awards or other benefits payable under Awards shall not in any manner be subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such Award or benefits, nor shall they be subject to attachment or legal process for or against such person.

          12.2. Withholding Taxes. As a condition precedent to the delivery to the Employee of cash or Common Stock hereunder and in accordance with Section
13.4 of the Plan, the Company may deduct from any amount (including any Payment Amount) payable then or thereafter payable by the Company to the Employee, or may request the Employee to pay to the Company in cash, such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over with respect to the Award.

          12.3. Compliance with Applicable Law. Each Award is subject to the condition that if the listing, registration or qualification of the shares of Common Stock subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting or delivery of such shares hereunder, such shares may not be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained.

          12.4. Award Subject to the Plan. This Award is subject to the provisions of the Plan, and shall be interpreted in accordance therewith.

          12.5. Certain Computations. (a) For the purposes of Section 7(d) above and Appendix A hereto, "earnings per share" shall mean the earnings per share of Common Stock of the Company calculated without giving effect to (i) any charges associated with any early retirement program adopted by the Employers or any severance payments made by the Employers, (ii) any write-off (as opposed to depreciation charges) associated with any plant, property or equipment of the Employers, (iii) any accelerated depreciation on any nuclear generating stations under ComEd's "ENERGY Partnership Program," (iv) the effect of any unanticipated accounting reclassifications or adjustments

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or inter-company cost allocation adjustments that may be required by the Federal
Energy Regulatory Commission or the Illinois Commerce Commission ("ICC"), (v) any accounting effects resulting from any subsequent ICC or judicial proceeding relating to any order entered by the ICC in Docket No. 94-0065, (vi) any investment tax credit related to certain investments in nuclear fuel and other miscellaneous electric utility property permitted under the 1986 Tax Reform Act and not previously taken, (vii) any "finder's fee" or similar compensation paid in connection with the realization of the investment tax credit referred to in the preceding clause (vi), (viii) any gain, loss or other charges (including, without limitation, increases or decreases in related operations and maintenance expenditures) associated with the disposition of ComEd/Indiana's State Line generating plant, (ix) any gain, loss or other charges (including, without limitation, increases or decreases in related operations and maintenance expenditures) associated with the disposition of ComEd's Kincaid generating plant, (x) one half of any charges associated with any signing bonus and/or adders paid to members of Local 15 of the International Brotherhood of Electrical Workers in connection with the execution of their most recent collective bargaining agreement with ComEd, (xi) any expenditures associated with ComEd's accelerated nuclear expenditures (improvement program), and (xii) any charges associated with necessary increases in pension provisions for the Service Annuity Systems of the Employers which are determined after January 1, 1996; and shall be adjusted for any stock splits, stock dividends or other similar event.

          (b) For the purposes of Section 7(b) above and Appendix A hereto, the computation of "operations and maintenance expenditures" shall exclude (i) charges associated with any early retirement program adopted by the Employers or any severance payments made by the Employers, (ii) any charges associated with awards made or paid under the Plan, The ComEd Pension Fund Management Incentive Pay Plan, The ComEd Bulk Power Marketing Incentive Plan and any company-wide incentive pay plan or arrangement generally applicable to bargaining unit employees within ComEd and/or ComEd/Indiana, (iii) any write-off (as opposed to depreciation charges) included in operation and maintenance expenditures that relates to any plant, property or equipment of the Employers, (iv) the effect of any unanticipated accounting reclassifications or adjustments or inter-company cost allocation adjustments that may be required by the Federal Energy Regulatory Commission or the ICC, (v) any accounting effects resulting from any subsequent ICC or judicial proceeding relating to any order entered by the ICC in Docket No. 94-0065, (vi) any "finder's fee" or similar compensation paid in connection with the realization of the investment tax credit referred to Section 12.5(a)(vi) above, (vii) any gain, loss or other charges (including, without limitation, increases or decreases in related operations and maintenance expenditures) associated with the disposition of ComEd/Indiana's State Line generating plant, (viii) any gain, loss or other charges (including, without limitation, increases or decreases in related operations and maintenance expenditures) associated with the disposition of ComEd's Kincaid generating

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plant, (ix) one half of any charges associated with any signing bonus and/or adders paid to members of Local 15 of the International Brotherhood of Electrical Workers in connection with the execution of their most recent collective bargaining agreement with ComEd, (x) any expenditures associated with ComEd's accelerated nuclear expenditures (improvement program), and (xi) any charges associated with necessary increases in pension provisions for the Service Annuity Systems of the Employers which are determined after January 1, 1996.







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